Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2016 EARNINGS

FIRST QUARTER HIGHLIGHTS INCLUDE:

Net Income Rises 2% to $2.4 Million Compared to Same Quarter Last Year

Diluted Earnings Per Share Increases 12% to $0.28 Per Share Compared to Same Quarter Last Year

Classified Assets Decline by $8.1 Million or 22% to $29.2 Million Compared to Same Quarter Last Year

Repurchased 215,929 Shares of Common Stock During the Current Quarter

Riverside, Calif. – October 27, 2015 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings for the fiscal year ending June 30, 2016.
        For the quarter ended September 30, 2015, the Company reported net income of $2.44 million, or $0.28 per diluted share (on 8.74 million average diluted shares outstanding), up from net income of $2.39 million, or $0.25 per diluted share (on 9.47 million average diluted shares outstanding), in the comparable period a year ago.  The increase in net income for the first quarter of fiscal 2016 was primarily attributable to a $1.34 million, or 15 percent, increase in non-interest income, partly offset by a $780,000, or 95 percent, decrease in the recovery from the allowance for loan losses and a

$621,000, or five percent, increase in non-interest expense, compared to the same period one year ago.
“We are pleased with our first quarter’s financial results but are not satisfied.  We have worked very hard to advance our fundamental performance and will continue to do so but we must also recognize that we are operating in a difficult banking environment and the choices we are making are designed to maximize future opportunities when the banking environment improves,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Unfortunately, this strategy places pressure on our short-term financial results which, while improved from prior periods, have not improved as robustly as we would like,” he concluded.
        Return on average assets for the first quarter of fiscal 2016 decreased to 0.83 percent from 0.86 percent for the same period of fiscal 2015 while return on average stockholders’ equity for the first quarter of fiscal 2016 increased to 6.96 percent from 6.59 percent for the comparable period of fiscal 2015.
On a sequential quarter basis, the first quarter of fiscal 2016 net income reflects a $42,000, or two percent, decrease from net income of $2.49 million in the fourth quarter of fiscal 2015.  The decrease in net income in the first quarter of fiscal 2016 compared to the fourth quarter of fiscal 2015 was primarily attributable to a decrease of $784,000 in net interest income, a decrease of $62,000 in non-interest income and a decrease of $66,000 in the recovery from the allowance for loan losses, partly offset by a decrease of $790,000 in non-interest expense and a decrease of $80,000 in the provision for income taxes.  Diluted earnings per share for the first quarter of fiscal 2016 were $0.28 per share, unchanged from the fourth quarter of fiscal 2015.  Return on average assets decreased to

0.83 percent for the first quarter of fiscal 2016 from 0.84 percent in the fourth quarter of fiscal 2015; and return on average stockholders’ equity for the first quarter of fiscal 2016 was 6.96 percent, compared to 7.02 percent for the fourth quarter of fiscal 2015.
Net interest income increased $129,000, or two percent, to $8.07 million in the first quarter of fiscal 2016 from $7.94 million for the same quarter of fiscal 2015, attributable to a higher average earning assets balance, partly offset by a decrease in the net interest margin.  Non-interest income increased $1.34 million, or 15 percent, to $10.45 million in the first quarter of fiscal 2016 from $9.11 million in the same quarter of fiscal 2015.  Non-interest expense increased $621,000, or five percent, to $14.36 million in the first quarter of fiscal 2016 from $13.74 million in the same quarter of fiscal 2015.  The increases in non-interest income (primarily due to an increase in the gain on sale of loans) and non-interest expense (primarily due to an increase in salaries and employee benefits expense) relate primarily to increased mortgage banking activity.
The average balance of loans outstanding, including loans held for sale, increased by $62.8 million, or seven percent, to $962.6 million in the first quarter of fiscal 2016 from $899.8 million in the same quarter of fiscal 2015, primarily due to an increase in average loans held for sale attributable to the improved mortgage banking activity and, to a lesser extent, an increase in average loans held for investment, primarily in multi-family loans.  The average yield on loans receivable decreased by 15 basis points to 3.94 percent in the first quarter of fiscal 2016 from an average yield of 4.09 percent in the same quarter of fiscal 2015.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, a lower average yield on loans held for sale and adjustable rate loans repricing to lower current market interest rates.  The average balance of loans held for sale in the first quarter of fiscal 2016 was $150.8 million with an average yield of 3.86 percent as compared to $126.1 million with an average yield of 4.00 percent in the same quarter of fiscal 2015.  Loans originated and purchased for investment in the first quarter of fiscal 2016 totaled $35.2 million, consisting primarily of multi-family, commercial real estate and single-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $501,000 to $453.9 million at September 30, 2015 from $453.4 million at June 30, 2015.  The percentage of preferred loans to total loans held for investment at September 30, 2015 increased to 56 percent from 55 percent at June 30, 2015.  Loan principal payments received in the first quarter of fiscal 2016 were $45.8 million, compared to $24.4 million in the same quarter of fiscal 2015.
The average balance of investment securities decreased by $2.4 million, or 14 percent, to $14.6 million in the first quarter of fiscal 2016 from $17.0 million in the same quarter of fiscal 2015.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities increased four basis points to 1.83 percent in the first quarter of fiscal 2016 from 1.79 percent for the same quarter of fiscal 2015.  The increase in the average yield was primarily attributable to the repricing of adjustable rate mortgage-backed securities.
In the first quarter of fiscal 2016, the Federal Home Loan Bank (“FHLB”) – San Francisco distributed a $200,000 cash dividend to the Bank, up from $144,000 of cash dividends received by the Bank in the same quarter last year.

The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $10.1 million, or seven percent, to $157.8 million in the first quarter of fiscal 2016 from $147.7 million in the same quarter of fiscal 2015.  The increase in interest-earning deposits was primarily due to temporarily investing excess cash received from the increase in long-term FHLB – San Francisco advances over the last year as part of the Corporation’s interest rate risk management strategy.  The average yield earned on interest-earning deposits was 0.25 percent in both the first quarters of fiscal 2016 and 2015 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $23.3 million, or three percent, to $926.5 million in the first quarter of fiscal 2016 from $903.2 million in the same quarter of fiscal 2015.  The average cost of deposits decreased by five basis points to 0.49 percent in the first quarter of fiscal 2016 from 0.54 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or “core deposits” increased $10.7 million, or two percent, to $589.1 million at September 30, 2015 from $578.4 million at June 30, 2015, while time deposits decreased $10.0 million, or three percent, to $335.7 million at September 30, 2015 from $345.7 million at June 30, 2015, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.

The average balance of borrowings, which consisted of FHLB – San Francisco advances, increased $50.0 million, or 121 percent, to $91.4 million and the average cost of advances decreased 40 basis points to 2.81 percent n the first quarter of fiscal 2016, compared to an average balance of $41.4 million and an average cost of 3.21 percent in the same quarter of fiscal 2015.  The increase in borrowings was primarily attributable to newly acquired long-term advances to protect against rising interest rates.
The net interest margin during the first quarter of fiscal 2016 decreased 14 basis points to 2.82 percent from 2.96 percent in the same quarter last year.  The decrease was primarily due to the decrease in the average yield of interest-earning assets and the increase in the average cost of interest-bearing liabilities.  The average yield of interest-earning assets decreased by 10 basis points to 3.45 percent in the first quarter of fiscal 2016 from 3.55 percent in the same quarter last year, while the average cost of liabilities increased by four basis points to 0.70 percent in the first quarter of fiscal 2016 from 0.66 percent in the same quarter last year.
During the first quarter of fiscal 2016, the Company recorded a recovery from the allowance for loan losses of $38,000 compared to the recovery of $818,000 recorded during the same period of fiscal 2015 and the $104,000 recovery recorded in the fourth quarter of fiscal 2015 (sequential quarter).  The reduction in the recovery primarily reflects the increase in loans held for investment over the last year.
Non-performing assets, with underlying collateral primarily located in Southern California, increased to $18.4 million, or 1.57 percent of total assets, at September 30, 2015, compared to $16.3 million, or 1.39 percent of total assets, at June 30, 2015.  Non-performing loans at September 30, 2015 increased $818,000 or six percent since June 30,

2015 to $14.8 million and were primarily comprised of 38 single-family loans ($11.7 million); three multi-family loans ($2.0 million); three commercial real estate loans ($1.0 million); and one commercial business loan ($87,000).  Real estate owned acquired in the settlement of loans at September 30, 2015 increased $1.3 million, or 54 percent, to $3.7 million (three properties) from $2.4 million (three properties) at June 30, 2015.  The real estate owned at September 30, 2015 was comprised of two commercial real estate properties ($2.8 million) and one single-family real estate property ($919,000).
Net recoveries for the quarter ended September 30, 2015 were $348,000 or 0.14 percent (annualized) of average loans receivable, compared to net charge-offs of $38,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended September 30, 2014 and net recoveries of $116,000 or 0.04 percent (annualized) of average loans receivable for the quarter ended June 30, 2015 (sequential quarter).
Classified assets at September 30, 2015 were $29.2 million, comprised of $7.7 million of loans in the special mention category, $17.8 million of loans in the substandard category and $3.7 million in real estate owned.  Classified assets at June 30, 2015 were $31.1 million, comprised of $8.2 million of loans in the special mention category, $20.5 million of loans in the substandard category and $2.4 million in real estate owned.
For the quarter ended September 30, 2015, no loans were restructured from their original terms or newly classified as a restructured loan.  As of September 30, 2015, the outstanding balance of restructured loans that have not returned to their original promissory note terms was $5.5 million: two loans were classified as special mention ($980,000, on accrual status); and 13 loans were classified as substandard ($4.5 million, all are on non-accrual status).  As of September 30, 2015, $4.1 million, or 74 percent, of restructured loans were current with respect to their modified payment terms.
The allowance for loan losses was $9.0 million at September 30, 2015, or 1.11 percent of gross loans held for investment, compared to $8.7 million at June 30, 2015, or 1.06 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2015.
Non-interest income increased by $1.34 million, or 15 percent, to $10.45 million in the first quarter of fiscal 2016 from $9.11 million in the same period of fiscal 2015, primarily as a result of a $1.27 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $62,000, or one percent, primarily as a result of a decrease in loan servicing and other fees and a decrease in the gain on sale and operations of real estate owned acquired in the settlement of loans, partly offset by an increase in the gain on sale of loans.
The gain on sale of loans increased to $8.92 million for the quarter ended September 30, 2015 from $7.65 million in the comparable quarter last year, reflecting the impact of a higher loan sale volume and a higher average loan sale margin.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $539.6 million in the quarter ended September 30, 2015, up $41.7 million, or eight percent, from $497.9 million in the comparable quarter last year.  The average loan sale margin for mortgage banking was 165 basis points for the quarter ended September 30, 2015, up 13 basis points from 152 basis points in the comparable quarter last year and up 26 basis points from 139 basis points in the fourth quarter of fiscal 2015

(sequential quarter).  The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $345,000 in the first quarter of fiscal 2016, compared to an unfavorable fair-value adjustment that amounted to a net loss of $646,000 in the same period last year.
In the first quarter of fiscal 2016, a total of $540.3 million of loans were originated and purchased for sale, five percent higher than the $513.8 million for the same period last year, but 25 percent lower than the $720.7 million during the fourth quarter of fiscal 2015 (sequential quarter).  The loan origination volume has increased from the previous year because mortgage interest rates have declined spurring an increase in refinance activity.  Conversely, mortgage interest rates have increased on a sequential quarter basis, resulting in a decline in loans originated and purchased for sale on a linked-quarter basis.  Total loans sold during the quarter ended September 30, 2015 were $601.0 million, 23 percent higher than the $490.4 million sold during the same quarter last year, but 24 percent lower than the $795.5 million sold during the fourth quarter of fiscal 2015 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $575.5 million in the first quarter of fiscal 2016, an increase of three percent from $556.4 million in the same quarter of fiscal 2015, but 23 percent lower than the $747.5 million in the fourth quarter of fiscal 2015 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $229,000 in the first quarter of fiscal 2016, compared to a net loss of $19,000 in the comparable period last year.  Two real estate owned properties were sold in the quarter ended September 30, 2015 compared to two real estate owned properties sold and one real estate owned property written off in the same quarter last year.  Two real estate owned properties were acquired in the settlement of loans during the first quarter of fiscal 2016, compared to three real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2015, the real estate owned balance was $3.7 million (three properties), compared to $2.4 million (three properties) at June 30, 2015.
Non-interest expenses increased $621,000, or five percent, to $14.36 million in the first quarter of fiscal 2016 from $13.74 million in the same quarter last year, primarily as a result of the increase in salaries and employee benefits expense, partly offset by decreases in premises and occupancy and other operating expenses.  The increase in salaries and employee benefits expense was primarily related to the increase in mortgage banking loan production resulting in higher variable compensation expense.
The Company’s efficiency ratio improved to 78 percent in the first quarter of fiscal 2016 from 81 percent in the first quarter of fiscal 2015.  The improvement was primarily the result of the increases in net interest income and non-interest income, partly offset by the increase in non-interest expense.
The Company’s provision for income taxes was $1.75 million for the first quarter of fiscal 2016, an increase of $14,000 or one percent, from $1.74 million in the same quarter last year, as a result of the increase in income before taxes.  The effective income tax rate for the quarter ended September 30, 2015 was 41.7 percent as compared to 42.1 percent in the same quarter last year.  The Company believes that the tax provision recorded in the first quarter of fiscal 2016 reflects its current income tax obligations.
The Company repurchased 215,929 shares of its common stock during the quarter ended September 30, 2015 at an average cost of $16.56 per share.  As of September 30, 2015, a total of 297,596 shares or 69 percent of the shares authorized in the April 2015 stock repurchase plan have been purchased, leaving 133,055 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and 13 retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 28, 2015 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1059 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, November 4, 2015 by dialing 1-800-475-6701 and referencing access code number 371989.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30, 2015	June 30, 2015

Assets
Cash and cash equivalents	$156,146	$81,403
Investment securities – held to maturity, at cost	800	800
Investment securities – available for sale at fair value	13,461	14,161
Loans held for investment net of allowance for loan losses of
$9,034 and $8,724, respectively; includes $4,036 and $4,518 at fair value, respectively	805,686	814,234
Loans held for sale, at fair value	163,644	224,715
Accrued interest receivable	2,640	2,839
Real estate owned, net	3,674	2,398
FHLB – San Francisco stock	8,094	8,094
Premises and equipment, net	5,259	5,417
Prepaid expenses and other assets	17,833	20,494

Total assets	$1,177,237	$1,174,555

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$68,101	$67,538
Interest-bearing deposits	856,765	856,548
Total deposits	924,866	924,086

Borrowings	91,351	91,367
Accounts payable, accrued interest and other liabilities	21,766	17,965
Total liabilities	1,037,983	1,033,418

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,779,865 and 17,766,865 shares issued, respectively; 8,429,678 and 8,634,607 shares outstanding, respectively)

	178	177
Additional paid-in capital	89,278	88,893
Retained earnings	189,617	188,206
Treasury stock at cost (9,350,187 and 9,132,258 shares, respectively)
	(140,119)	(136,470)
Accumulated other comprehensive income, net of tax	300	331

Total stockholders’ equity	139,254	141,137

Total liabilities and stockholders’ equity	$1,177,237	$1,174,555

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)

	Quarter Ended
	09/30/2015	09/30/2014	06/30/2015
Interest income:
Loans receivable, net	$9,490	$9,195	$10,077
Investment securities	67	76	69
FHLB – San Francisco stock	200	144	394
Interest-earning deposits	100	94	54
Total interest income	9,857	9,509	10,594

Interest expense:
Checking and money market deposits	117	104	104
Savings deposits	168	157	164
Time deposits	858	976	875
Borrowings	648	335	601
Total interest expense	1,791	1,572	1,744

Net interest income	8,066	7,937	8,850
Recovery from the allowance for loan losses	(38)	(818)	(104)
Net interest income, after recovery from the allowance for loan losses	8,104	8,755	8,954

Non-interest income:
Loan servicing and other fees	111	268	262
Gain on sale of loans, net	8,924	7,652	8,762
Deposit account fees	610	626	575
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	229	(19)	294
Card and processing fees	362	356	376
Other	213	227	242
Total non-interest income	10,449	9,110	10,511

Non-interest expense:
Salaries and employee benefits	10,792	9,581	11,137
Premises and occupancy	1,108	1,348	1,062
Equipment	379	472	414
Professional expenses	500	464	551
Sales and marketing expenses	262	331	455
Deposit insurance and regulatory assessments	262	273	236
Other	1,057	1,270	1,295
Total non-interest expense	14,360	13,739	15,150

Income before taxes	4,193	4,126	4,315
Provision for income taxes	1,750	1,736	1,830
Net income	$2,443	$2,390	$2,485

Basic earnings per share	$0.29	$0.26	$0.29
Diluted earnings per share	$0.28	$0.25	$0.28
Cash dividends per share	$0.12	$0.11	$0.12

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended
	09/30/2015	09/30/2014
SELECTED FINANCIAL RATIOS:
Return on average assets	0.83%	0.86%
Return on average stockholders’ equity	6.96%	6.59%
Stockholders’ equity to total assets	11.83%	13.10%
Net interest spread	2.75%	2.89%
Net interest margin	2.82%	2.96%
Efficiency ratio	77.56%	80.59%
Average interest-earning assets to average interest-bearing liabilities	112.31%	113.45%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.29	$0.26
Diluted earnings per share	$0.28	$0.25
Book value per share	$16.52	$15.84
Average shares used for basic EPS	8,565,873	9,253,369
Average shares used for diluted EPS	8,744,320	9,468,493
Total shares issued and outstanding	8,429,678	9,152,065

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$275,098	$251,331
Wholesale originations and purchases	265,191	262,439
Total loans originated and purchased for sale	$540,289	$513,770

LOANS SOLD:
Servicing released	$589,590	$488,741
Servicing retained	11,421	1,684
Total loans sold	$601,011	$490,425

	As of	As of	As of	As of	As of
	09/30/15	06/30/15	03/31/15	12/31/14	09/30/14
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$768	$768	$731	$711	$712
Allowance for loan losses	$9,034	$8,724	$8,712	$8,693	$8,888
Non-performing loans to loans held for investment, net	1.83%	1.71%	1.28%	1.40%	1.62%
Non-performing assets to total assets	1.57%	1.39%	1.13%	1.32%	1.40%
Allowance for loan losses to gross non- performing loans	57.33%	59.77%	79.74%	73.88%	66.62%
Allowance for loan losses to gross loans held
for investment	1.11%	1.06%	1.05%	1.08%	1.11%
Net (recoveries) charge-offs to average loans receivable (annualized)	(0.14)%	(0.04)%	(0.05)%	(0.07)%	0.02%
Non-performing loans	$14,764	$13,946	$10,521	$11,151	$12,791
Loans 30 to 89 days delinquent	$1,219	$1,335	$4,445	$291	$581

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/15	06/30/15	03/31/15	12/31/14	09/30/14
Recourse provision (recovery) for loans sold	$3	$72	$42	$(1)	$(199)
Recovery from the allowance for loan losses	$(38)	$(104)	$(111)	$(354)	$(818)
Net (recoveries) charge-offs	$(348)	$(116)	$(130)	$(159)	$38

	As of	As of	As of	As of	As of
	09/30/15	06/30/15	03/31/15	12/31/14(1)	09/30/14(1)
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.69%	10.68%	10.79%	10.70%	10.50%
Common equity tier 1 capital ratio	16.33%	17.22%	15.81%	N/A	N/A
Tier 1 risk-based capital ratio	16.33%	17.22%	15.81%	15.15%	15.28%
Total risk-based capital ratio	17.58%	18.47%	17.04%	16.26%	16.47%

REGULATORY CAPITAL RATIOS (HOLDING COMPANY):
Tier 1 leverage ratio	11.82%	11.94%	12.47%	N/A	N/A
Common equity tier 1 capital ratio	19.93%	19.24%	18.27%	N/A	N/A
Tier 1 risk-based capital ratio	19.93%	19.24%	18.27%	N/A	N/A
Total risk-based capital ratio	21.18%	20.49%	19.50%	N/A	N/A

(1) On January 1, 2015 the Bank and the Holding Company implemented the Basel III capital protocol consistent with regulatory requirements which were not applicable in prior periods.

	As of September 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity:
Certificates of deposit	$800	0.50%	$800	0.50%
Total investment securities held to maturity	$800	0.50%	$800	0.50%

Available for sale (at fair value):
U.S. government agency MBS	$7,573	1.69%	$8,714	1.63%
U.S. government sponsored enterprise MBS	5,046	2.42	6,001	2.35
Private issue collateralized mortgage obligations	691	2.49	828	2.40
Common stock – community development financial institution	151	-	250	-
Total investment securities available for sale	$13,461	1.99%	$15,793	1.91%
Total investment securities	$14,261	1.90%	$16,593	1.85%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of September 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Held to maturity:
Single-family (1 to 4 units)	$356,963	3.33%	$377,233	3.25%
Multi-family (5 or more units)	355,442	4.36	314,874	4.66
Commercial real estate	94,580	5.12	100,727	5.71
Construction	6,185	5.37	4,378	5.28
Other	72	6.25	-	-
Commercial business	399	6.70	1,109	6.06
Consumer	243	10.07	271	10.06
Total loans held for investment	813,884	4.01%	798,592	4.13%

Undisbursed loan funds	(2,691)		(3,604)
Advance payments of escrows	193		160
Deferred loan costs, net	3,334		2,698
Allowance for loan losses	(9,034)		(8,888)
Total loans held for investment, net	$805,686		$788,958

Purchased loans serviced by others included above	$5,333	4.82%	$11,899	4.36%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

	As of September 30,
	2015		2014
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – non interest-bearing	$68,102	-%	$57,412	-%
Checking accounts – interest-bearing	228,688	0.15	208,388	0.14
Savings accounts	258,911	0.26	242,786	0.26
Money market accounts	33,424	0.36	28,738	0.41
Time deposits	335,741	1.02	365,108	1.06
Total deposits	$924,866	0.49%	$902,432	0.54%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	-	-
Over three to twelve months	-	-	-	-
Over twelve months to one year	-	-	-	-
Over one year to two years	-	-	-	-
Over two years to three years	10,053	3.03	-	-
Over three years to four years	10,000	1.53	10,075	3.03
Over four years to five years	-	-	10,000	1.53
Over five years	71,298	2.92	21,341	4.01
Total borrowings	$91,351	2.78%	$41,416	3.18%

(1)   The interest rate described in the rate column is the weighted-average interest rate or cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	Quarter Ended		Quarter Ended
	September 30, 2015		September 30, 2014
	Balance	Rate(1)	Balance	Rate(1)

SELECTED AVERAGE BALANCE SHEETS:
Loans receivable, net (2)	$ 962,635	3.94%	$ 899,802	4.09%
Investment securities	14,648	1.83%	17,010	1.79%
FHLB – San Francisco stock	8,094	9.88%	7,056	8.16%
Interest-earning deposits	157,784	0.25%	147,732	0.25%
Total interest-earning assets	$ 1,143,161	3.45%	$ 1,071,600	3.55%
Total assets	$ 1,175,134		$ 1,106,478

Deposits	$ 926,482	0.49%	$ 903,151	0.54%
Borrowings	91,357	2.81%	41,421	3.21%
Total interest-bearing liabilities	$ 1,017,839	0.70%	$ 944,572	0.66%
Total stockholders’ equity	$ 140,496		$ 145,161

(1) The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/15	06/30/15	03/31/15	12/31/14	09/30/14
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$ 8,807	$ 7,010	$ 4,761	$ 4,561	$ 5,163
Multi-family	399	653	582	589	745
Commercial real estate	1,016	680	444	728	1,521
Total	10,222	8,343	5,787	5,878	7,429

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,879	2,902	2,037	2,792	2,861
Multi-family	1,576	1,593	1,580	1,591	1,620
Commercial real estate	-	1,019	1,024	792	796
Commercial business loans	87	89	93	98	85
Total	4,542	5,603	4,734	5,273	5,362

Total non-performing loans	14,764	13,946	10,521	11,151	12,791

Real estate owned, net	3,674	2,398	3,190	3,496	2,707
Total non-performing assets	$ 18,438	$ 16,344	$ 13,711	$ 14,647	$ 15,498

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 980	$ 989	$ 2,023	$ 687	$ 687
Total	$ 980	$ 989	$ 2,023	$ 687	$ 687

(1)	The non-performing loans balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans and include fair value credit adjustments.